Exhibits 5.1 and 23.1

March 20, 2019

BMW Auto Leasing LLC
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Financial Services Vehicle Trust
300 Chestnut Ridge Road
Woodcliff Lake, NJ 07677

Re:         BMW Auto Leasing LLC
Financial Services Vehicle Trust
Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special counsel to BMW Auto Leasing LLC, a Delaware limited liability company (the “Depositor”) in connection with the sale by the Depositor and the purchase by the Underwriters (as defined below) of $342,500,000 aggregate principal amount of 2.79% Asset Backed Notes, Class A‑2 (the “Class A‑2 Notes”), $342,500,000 aggregate principal amount of 2.84% Asset Backed Notes, Class A‑3 (the “Class A‑3 Notes”), and $115,000,000 aggregate principal amount of 2.92% Asset Backed Notes, Class A‑4 (collectively with the Class A‑2 Notes and the Class A‑3 Notes, the “Underwritten Notes”) pursuant to the terms of the Underwriting Agreement, dated as of March 12, 2019 (the “Underwriting Agreement”), among Citigroup Global Markets Inc., LLC, as representative of the several underwriters identified therein (collectively, the “Underwriters”), BMW Financial Services NA, LLC (“BMW FS LLC”) and the Depositor.  In addition to the Underwritten Notes, BMW Vehicle Lease Trust 2019-1 (the “Issuer) will also issue $200,000,000 aggregate principal amount of 0.00000% Asset Backed Notes, Class A-1 (the “Class A-1 Notes” and, together with the Underwritten Notes, the “Notes”).

In connection with the issuance of the Notes and the sale of the Underwritten Notes, the Depositor has prepared a prospectus dated March 12, 2019 (together with any documents and other information incorporated therein by reference, each in the form prepared for use by the Underwriters in confirming sales of the Underwritten Notes, the “Prospectus”). The Issuer was formed pursuant to a Trust Agreement, dated as of February 21, 2019 between the Depositor and

Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”), as amended and restated by the Amended and Restated Trust Agreement, dated as of March 20, 2019 between the same parties.

The Depositor has filed with the Securities and Exchange Commission a registration statement on Form SF-3 (Registration No. 333-227645), as amended by Amendment No. 1 thereto, for the registration of the Underwritten Notes and certain other securities under the Securities Act of 1933, as amended (the “Securities Act”).  In this opinion letter, the foregoing registration statement, as so amended, at its effective date, including any documents and other information incorporated therein by reference, is called the “Registration Statement.”  The Registration Statement was declared effective on December 10, 2018.  As set forth in the Prospectus, the Notes will be issued pursuant to an Indenture, dated as of March 20, 2019 (the “Indenture”), between the Issuer and U.S. Bank National Association, as indenture trustee (in such capacity, the “Indenture Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as to the entitlement of the Notes to the benefits of the Indenture and their enforceability against the Issuer in accordance with their terms.

As such counsel, we have examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Depositor as we consider appropriate.  As to all matters of fact, we have entirely relied upon certificates of officers of the Depositor and of public officials, and have assumed, without independent inquiry, the accuracy of those certificates.  In connection with this opinion, we have also examined and relied upon the Registration Statement and the Prospectus.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Each opinion set forth below relating to the binding effect of the Notes is subject to the following general qualifications:

(i)
the enforceability of any obligation of the Issuer or otherwise may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules affecting the enforcement generally of creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ or guarantors’ rights); and

(ii)
the enforcement of any rights may in all cases be subject to an implied duty of good faith and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

This opinion letter is limited solely to the internal, substantive laws of the State of New York as applied by courts located in New York without regard to choice of law.

Based upon and subject to the foregoing, we are of the opinion that the Underwritten Notes, when duly authorized by all requisite statutory trust action on the part of the Issuer, executed by the Owner Trustee and authenticated by the Indenture Trustee in accordance with the Indenture, and when delivered against payment in accordance with the Underwriting Agreement, will be entitled to the benefits of the Indenture and constitute binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Opinions” in the Prospectus.  In rendering the foregoing opinions and giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP